Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-22417, 333-25051, 333-27639, 333-40431, 333-80795, 333-34206, 333-48152, and 333-108066) on Form S-3 and registration statements (Nos. 333-10977, 333-58839, 333-67954, 333-101366, 333-104346, 333-115520, 333-133719, 333-133720, 333-143338, 333-158892, 333-174682, 333-233577, and 333-237505) on Form S-8 of our report dated December 10, 2021, with respect to the consolidated financial statements and financial statement Schedule II of The Cooper Companies, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

San Francisco, California
December 10, 2021